Exhibit 16.1

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C., Certified Public Accountants
  406 Lippincott Drive, Ste. J
Marlton, New Jersey 08053-4168
(856) 355-5900   Fax (856) 396-0022

February 15, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for B Green Innovations, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K/A Amendment No. 1 dated January 27, 2010 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Bagell, Josephs, Levine & Company, LLC